Exhibit 99.3

LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

SIMON WORLDWIDE, INC.

Up to 23,854,680 Shares of Common Stock To Be Issued Upon Exercise of Subscription Rights

[—], 2013

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering (the “Rights Offering”) by the Simon Worldwide, Inc. (the “Company”) of shares of its common stock (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed, at no cost, to all holders of record (“Eligible Holders”) of Common Stock as of 5:00 p.m., Eastern Time, on August 6, 2013 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus dated [—], 2013, which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of 23,854,680 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Time, on [—], 2013, unless the Company elects, in its sole discretion, to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, each Eligible Holder will receive one Subscription Right for each whole share of Common Stock owned by such Eligible Holder on the Record Date. Each whole Subscription Right entitles the Eligible Holder to purchase 0.471 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $0.21 per share. Subscription Rights may only be exercised in whole numbers. Fractional shares or cash in lieu of fractional shares will not be issued. Instead, fractional shares resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share. For example, if the Eligible Holder owned 100 shares of Common Stock on the Record Date, such Eligible Holder would receive 100 Subscription Rights and would have the right to purchase 47 shares of Common Stock for $0.21 per share pursuant to such Eligible Holder’s Basic Subscription Right.

In addition, if the holder of Subscription Rights exercises such holder’s Basic Subscription Right in full, such holder will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company offers no assurances that any subscription requests that any holder of Subscription Rights may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

Each holder of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock such holder wishes to buy under such holder’s Basic Subscription Right and pursuant to the Over-Subscription Privilege to Computershare Trust Company, N.A. (the “Subscription Agent”), by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any fractional shares of Common Stock resulting from the exercise of a holder’s Subscription Rights, including under the Basic Subscription Right and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that any holder may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to the holder by the Subscription Agent promptly following the completion or cancellation of the Rights Offering.

The Subscription Rights are evidenced by a subscription rights certificate and Election Form registered in the Eligible Holder’s name (the “Subscription Rights Certificate and Election Form”). The Subscription Rights are non-transferable, meaning that they may not be sold, transferred or assigned by the Eligible Holder to any other party.

The Company is asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request that it effect the transactions for them. In addition, the Company is asking beneficial owners who wish to obtain a separate Subscription Rights Certificate and Election Form to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate and Election Form be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights, you will be required to certify to the Company, the Subscription Agent and the Information Agent (as defined below), with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and, in connection with any subscription request pursuant to the Over-Subscription Privilege, the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and Georgeson Inc. (the “Information Agent”), incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent or the Information Agent.

Enclosed for your additional information are copies of the following documents:

•	Prospectus;

•	A Subscription Rights Certificate and Election Form;

•	Instructions For Use of Simon Worldwide, Inc. Subscription Rights Certificate and Election Form;

•

A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•

Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights, including the exercise of the Basic Subscription Right and any subscription request pursuant to the Over-Subscription Privilege, on behalf of any beneficial owners of Subscription Rights; and

•	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Certificate and Election Form, together with payment in full of the total subscription amount that is required for all of the shares subscribed for under the Basic Subscription Right and any additional shares subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Rights Certificate and Election Form, accompanied by full payment of the total subscription amount in the manner described in the Instructions For Use of Simon Worldwide, Inc. Subscription Rights Certificate and Election Form, must be received by the Subscription Agent, and the payment must clear, by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate and Election Form with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A holder of Subscription Rights cannot revoke the exercise of Subscription Rights (unless the Company is required by law to permit revocation). Subscription Rights not exercised before 5:00 p.m., Eastern Time, on the Expiration Date will expire and the holder will have no further rights under the Subscription Rights Certificate and Election Form.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., which is acting as the Company’s information agent in the Rights Offering. You may also contact Georgeson Inc. if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights, by telephone, if you are located within the U.S., at (800) 509-0976 or, if you are located outside the U.S., (781) 575-3340 (collect).

Very truly yours,

SIMON WORLDWIDE, INC.

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SIMON WORLDWIDE, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.